UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
January 12, 2010
Bayou City Exploration, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	61-1306702
(State or other jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
0-27443
Commission File Number
632 Adams Street — Suite 700 Bowling Green, KY 42101
(Address of principle executive offices)
(800) 798-3389
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Disposition of Asset
At a special Board Meeting held on December 01, 2009, the Board of Directors received and began consideration of an offer to purchase the Companies 8.073375% royalty interest in the Sein #1 well for a price of $1,000,000.00. Said price was established via a review of the well production records and the records of other proximal wells in addition to analysis related to the production decline curve. The well is located in Aransas County, Texas and went into production in November of 2008.
The offer to purchase the royalty interest was made by four entities, all of which have a material relationship with the Company’s President and CEO, Robert D. Burr. Blue Ridge Group, Inc. is the Managing General Partner of the 2009 Production and Drilling Program, L.P. which has offered to purchase 1.9943981198% of the aforementioned royalty interest. Blue Ridge Group is also the managing General Partner of the 2009/2010 Production and Drilling Program L.P. which has offered to purchase up to 4.0606331302% of the aforementioned royalty interest. Argyle Energy, Inc. is the Managing General Partner of the Argyle Energy 2009-VI Year End Production Program, L.P. which has offered to purchase .5494981226% of the aforementioned royalty interest. Argyle Energy, Inc. is also the Managing General Partner of the Argyle Energy 2009/2010-VI Year End Production Program, L.P. which has offered to purchase up to 1.4688456274% of the aforementioned royalty interest. Mr. Burr is the President of Blue Ridge Group, Inc. and Argyle Energy, Inc. In light of the material relationship between the buyer and seller, the Board of Directors required a third party appraisal of the royalty interest as a condition precedent to acceptance of the offer. The appraisal was received on December 10, 2009 providing an opinion of value equal to $1,000,000. Accordingly, the Board of Directions voted to accept the above referenced offer and proceed to closing.
The closing of two of the transaction took place on January 4, 2010 at which time $247,034 was accepted by the company in exchange for assignment of 1.9943981198% royalty interest in the Sein #1 Well to the 2009 Production and Drilling Program L.P., and $68,063 was accepted for assignment of .5494981226% royalty interest in the Sein #1 well to the Argyle Energy 2009-VI Year End Production Program L.P. The sale to the other two entities is expected to take place on or before March 31, 2010.
ITEM 5.02. Appointment of a Chief Financial Officer
At a special meeting of the Board of Directors on January 4, 2010, the Board approved the appointment of Stephen C. Larkin as the Companies new Chief Financial Officer, effective immediately. The term of this appointment is from January 4, 2010 to December 31, 2010 and automatically extends each year for twelve months thereafter unless terminated by either of the parties within ninety days of the anniversary date.
Mr. Larkin is also currently the Chief Financial Officer for Blue Ridge Group. Blue Ridge Group, Inc. is the largest single shareholder of Bayou City Exploration, Inc. with 2,954,075 shares (11.1% of the outstanding shares) and has also extended a line of credit to the company which currently has an outstanding balance of $375,000.00.
Prior to joining Blue Ridge Group, Inc. Mr. Larkin spent 9 years as President and CEO of Sensus Precision Die Casting Inc. and President, CEO and Chairman of the Board of Sensus Rongtai (Yangzhou) Precision Die Casting Ltd. (a Chinese subsidiary of Sensus Precision Die Casting, Inc.). Sensus Precision Die Casting Inc. and Sensus Rongtai (Yangzhou) Precision Die Casting Ltd. primarily served the U.S. and Asian auto industries. The two companies made high pressure aluminum die castings predominantly used in pressure vessels for their customers such as air conditioning compressors and rack and pinion steering housings. Mr. Larkin spent a total of 21 years with Sensus Metering Systems, Inc. and related companies (the parent company of Precision Die Casting, Inc.) in positions ranging from Controller & CFO of one of their divisions, to Vice President of Operations of another division, then finally with Sensus Precision Die Casting, Inc. as their President and CEO. In this position Mr. Larkin was responsible for all aspects of the business and setting the business’s strategic direction. He was instrumental in the identification and acquisition of its Chinese subsidiary, Sensus Rongtai (Yangzhou) Precision Die Casting, Ltd., which substantially strengthened Sensus Precision Die Casting, Inc. and gave them a global footprint in the fastest growing automotive market in the world, China. Prior to that, Mr. Larkin spent about six years with Ernst & Young CPA’s, both in Lansing Michigan and Tampa Florida offices and held the position of Senior Manager-Auditing when he left.
Mr. Larkin earned a B.A. Degree from Michigan State University in Accounting in 1981, an MBA Degree from Michigan State University in Operations Management in 1989 and an Executive MBA from the University of New Hampshire in International Business in 1997. Mr. Larkin also passed the CPA exam in May 1982 and was granted a CPA license in the State of Florida in May of 1982.
Mr. Larkin will be paid annual compensation of $30,000 per year for the position.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bayou City Exploration, Inc.
Date: January 12, 2010	By:	/s/ Robert D. Burr
Robert D. Burr
Chief Executive Officer and President

	By:	/s/ Stephen C. Larkin
Stephen C. Larkin
Chief Financial Officer